Mark K. Mason
President & CEO
(206) 442-5380
mark.mason@homestreet.com

October 22, 2018

Charles W. Griege, Jr.
Roaring Blue Lion Capital Management, L.P.
815 Preston Road, Suite 550
Dallas, TX 75225-6307

Dear Mr. Griege,
I received your letter of October 17, 2018 and I have provided a copy to the Board of Directors of HomeStreet, Inc. (the “Company”).
The Board was surprised by the statements you made regarding our engagement with Roaring Blue Lion Capital. Therefore we wanted to take the opportunity to correct those statements and to reiterate that we take engagement with all of our shareholders seriously.
The record clearly shows that we have not excluded you from reasonable access to our Board of Directors, our independent directors or our management team. In fact, since November of last year our Board and management have had a significant amount of interaction with Roaring Blue Lion Capital. In addition to publicly responding to many of your letters and other filings, we have had the following meetings with you since your initial 13D filing last year:

•	A meeting with the full Board of Directors on December 21, 2017

•	A meeting with the Human Resources and Corporate Governance Committee, our lead independent director and our CEO on January 8, 2018

•	A call with our investor relations and management team to discuss first quarter earnings on February 23, 2018

•	A call with our investor relations and management team on May 22, 2018

•	You were provided and you accepted the opportunity to directly address our shareholders and our Board at our Annual Meeting of Shareholders on May 24, 2018

•	A call with new directors Mark Patterson and Sandra Cavanaugh on June 7, 2018

•	A call with our investor relations and management team on June 22, 2018

•	A call with our investor relations and management team on July 12, 2018
We did receive and respond to Roaring Blue Lion Capital’s request for a meeting with Don Voss in August 2018 following his appointment to the position of lead independent director. Mr. Voss did provide a detailed written response to each of the five questions included in your request. He also offered the opportunity to schedule a follow-up call, which you subsequently accepted. Scheduling of this call is still pending given the substantial schedule of engagement calls Mr. Voss and other members of the Board have made and will make this season.

We are also in receipt of your request for a meeting with the Board of Directors following the release of our third quarter earnings, which is scheduled for next week. The Board of Directors will address your request at its next regularly scheduled board meeting and will respond in accordance with our shareholder engagement practices and procedures.
Yours truly,
/s/ Mark K. Mason
Mark K. Mason
Chairman, President and CEO
HomeStreet, Inc.